Designated Filer:	Brookfield Asset Management Inc.
Issuer & Ticker Symbol:	General Growth Properties, Inc. (GGP)
Date of Event Requiring Statement:	November 9, 2010

Exhibit 99.1

Explanation of Responses:

(1) Common Stock and Warrants held directly by Brookfield Retail Holdings LLC.

(2) Common Stock and Warrants held directly by Brookfield Retail Holdings II LLC, a Delaware limited liability company (“BRH II”).

(3) Common Stock and Warrants held directly by Brookfield Retail Holdings III LLC, a Delaware limited liability company (“BRH III”).

(4) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-A LLC, a Delaware limited liability company (“BRH IV-A”).

(5) Common Stock and Warrants beneficially owned by Brookfield Retail Holdings IV-B LLC, a Delaware limited liability company (“BRH IV-B”), and Warrants held in title by Brookfield US Retail Holdings LLC (“BUSRH”).

(6) Common Stock and Warrants beneficially owned by Brookfield Retail Holdings IV-C LLC, a Delaware limited liability company (“BRH IV-C”), and Warrants held in title by BUSRH.

(7) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-D LLC, a Delaware limited liability company (“BRH IV-D”).

(8) Common Stock and Warrants held directly by Brookfield Retail Holdings V LP, a Delaware limited partnership (“BRH V” and, together with BRH, BRH II, BRH III, BRH IV-A, BRH IV-B, BRH IV-C and BRH IV-D , the “Investment Vehicles.”).

(9) BAM, as sole shareholder of Brookfield (US) Investments Ltd., a Bermuda limited company (“BIL”), which holds a Class B interest in each Investment Vehicle, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock and Warrants directly beneficially owned by each Investment Vehicle. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock and Warrants held by the Investment Vehicles is reported herein.  BAM disclaims beneficial ownership of all shares of Common Stock and Warrants that are directly beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(10) BRS, as the holder of Class A interests in each Investment Vehicle (other than BRH V), may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock and Warrants that are directly beneficially owned by each Investment Vehicle (other than BRH V). Each of (i) BRGP, as the general partner of BRS, (ii) BUSC, as the sole shareholder of BRGP, (iii) BUSH, as the sole shareholder of BUSC, and (iv) BAM, as the sole shareholder of BUSH, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock and Warrants that are directly beneficially owned by each Investment Vehicle (other than BRH V). In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock and Warrants held by the Investment Vehicles is reported herein.  Each Reporting Person disclaims beneficial ownership of all shares of Common Stock and Warrants that are beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(11) Each Warrant entitles the holder to purchase one share of Common Stock at an initial exercise price of $10.75 per share, subject to adjustments as provided in the warrant agreement, dated as of November 9, 2010, by and among Mellon Investor Services LLC, as warrant agent, and the Issuer.  The Warrants were acquired for no additional consideration pursuant to the terms of the Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Brookfield Retail Holdings LLC (formerly known as REP Investments LLC).